EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-140218) pertaining to the Peabody Western-UMWA 401(k) Plan of our report dated June 27, 2016, with respect to the financial statements and supplemental schedule of Peabody Western-UMWA 401(k) Plan included in this Annual Report (Form 11-K) for the years ended December 31, 2015 and 2014.

/s/ UHY LLP

St. Louis, Missouri
June 27, 2016